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                       AMENDMENT AGREEMENT

     THIS AMENDMENT AGREEMENT (this "Amendment Agreement") is entered into as of this 1st day of January 1999 by and between Princeton Video Image, Inc. (formerly known as Princeton Electronic Billboard, Inc.), a corporation organized and existing under the laws of the State of New Jersey ("PVI"), and Publicidad Virtual, S.A. de C.V., a limited liability corporation organized and existing under the laws of Mexico ("PUBLICIDAD") (each of PVI and PUBLICIDAD, a "Party" and collectively, the "Parties").

                     PRELIMINARY STATEMENTS

     A. Pursuant to that certain License Agreement, dated as of March 1, 1994 (the "License Agreement"), by and between PVI and PUBLICIDAD, PVI granted PUBLICIDAD an exclusive license to use the Licensed Technology within the Territory and to operate one or more Systems in connection therewith or to permit third parties to do so.

     B.   The Parties now wish to amend the terms of the License
Agreement, upon the terms and conditions set forth in this Amendment Agreement.

     NOW, THEREFORE, in consideration of mutual covenants and promises set forth in this Amendment Agreement, the Parties hereby agree as follows:


1.   AMENDMENT OF LICENSE AGREEMENT.

     The Parties hereby agree to amend the License Agreement as set forth in this Section 1.

     1.1 Amendment of Section 1. To provide for new definitions of terms required under this Amendment Agreement, a new Section
1.15 is hereby added to the License Agreement, to read in its entirety as follows:

     "    1.15 "Affiliate" shall mean, with respect to any
     person, another person that controls, is controlled by or is under common control with, such first person. For these purposes, "control" shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise; or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a person. Without limiting the generality of the foregoing, PUBLICIDAD acknowledges and agrees that Presencia en Medios, S.A. de C.V., Eduardo Sitt, David Sitt and Roberto Sonabend and their respective Affiliates and relatives constitute Affiliates of PUBLICIDAD, and that any entity that is an Affiliate of any of such persons shall also be an Affiliate of PUBLICIDAD."

     1.2 Amendment of Section 2.1.1. To provide for the payment of royalties by PUBLICIDAD, Section 2.1.1 of the License Agreement is hereby amended, to read in its entirety as follows:

     "         2.1.1     (a)  In consideration for the License
     Fee, the receipt of which is hereby acknowledged, and PUBLICIDAD's obligation to pay royalties under this Agreement, subject to the terms and conditions of this Agreement, PVI hereby grants to PUBLICIDAD an exclusive, perpetual license

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     throughout the Territory, (i) to exploit the Licensed
     Technology through Permitted Uses thereof, directly, and by leasing, subleasing, sublicensing or otherwise conveying rights to others to exploit the Licensed Technology themselves within the Territory; and (ii) to operate as lessee or licensee one or more Systems in connection with such exploitation or to cause or permit others to do so within the Territory.

     "              (b)  PUBLICIDAD shall pay to PVI a running
     royalty upon all Net Revenues received during each calendar year during the term of this Agreement, in incremental rates, as follows:

                  Incremental Annual
  Royalty Tier    Net Revenue Volume      Applicable Royalty Rate

    1st              US$3,000,000                   17%

    2d             > US$3,000,000 but
                     US$6,000,000                   25%

    3rd             >US$6,000,000                   20%

     The incremental annual Net Revenue volumes reflected above shall be adjusted, on a pro rata basis, with respect to any partial calendar year during the term of this Agreement.

     "              (c)  For  purposes of this Section 2.1.1,
     "Net Revenues" shall mean (i) all amounts received by PUBLICIDAD in connection with the conduct of its business, net of any bona fide and customary agency commissions payable by PUBLICIDAD to third parties with respect to such amounts, and (ii) all amounts received by any Affiliate of PUBLICIDAD in connection with exploitation of the Licensed Technology or the operation of the System(s) licensed hereunder, net of any bona fide and customary agency commissions payable by such Affiliate to third parties with respect to such amounts. PUBLICIDAD acknowledges and agrees that fees payable pursuant to consulting arrangements with third parties shall not constitute bona fide and customary agency commissions for purposes of this Agreement.

     "              (d)  For purposes of Section 2.1.1(c), on
     each January 1 during the term of this Agreement
     PUBLICIDAD shall certify to PVI as to whether any Sub-Licensee or User or any party to whom sales commissions are paid is an Affiliate of PUBLICIDAD.

     "              (e)  Without the prior written consent of
     PVI, neither PUBLICIDAD nor any Sub-Licensee or User shall accept or solicit any non-monetary consideration in connection with the use of the Licensed Technology or System(s) other than as would be reflected in Net Revenues, except for commercially reasonable use for demonstrations to potential advertisers, Sub-Licensees and Users.

     "              (f)  All royalty payments due under this
     Agreement shall be paid quarterly, within ten (10) days after the end of each calendar quarter, in U.S. Dollars. Each such payment shall be accompanied by a report showing, for the subject calendar quarter, all Net Revenue received by

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     PUBLICIDAD and/or its Affiliates during such quarter.
     PUBLICIDAD shall submit such a report even if no royalties are due under this Agreement with respect to any quarter. Each such report shall also set forth the Net Revenues, if any, to which Section 2.1.1(h) applies. Royalty payments not paid when due shall bear simple interest at the rate of one percent per month until paid.

     "              (g)  (i)  PUBLICIDAD shall pay minimum
     royalties in the amount of US$250,000 for each calendar year in which PVI's total gross operating revenues (including, without limitation, all royalties payable by PUBLICIDAD under this Agreement) are at least US$1,000,000. In order to effect this minimum royalty, at the end of the second and fourth calendar quarters of each such calendar year PUBLICIDAD shall have paid PVI no less than the following minimum royalty amounts:

        At the end of       Cumulative minimum royalties to be paid

         2nd Quarter                   US$125,000
         4th Quarter                   US$250,000

     Within thirty (30) days after PVI's audited financial statements with respect to an entire calendar year are finalized and made available to PUBLICIDAD, the appropriate party shall make any payment or refund, as the case may be, that is necessary to effect the intent of this Section 2.1.1(g)(i), based on the total gross operating revenues reflected in such financial statements.

     "                   (ii) The report delivered by
     PUBLICIDAD pursuant to Section 2.1.1(f) with respect to the second and fourth calendar quarters of each calendar year shall indicate how much of the payment accompanying such report is royalties on actual Net Revenues and how much is an additional payment made by PUBLICIDAD to reach the applicable threshold set forth in Section
     2.1.1(g)(i). Any such additional payments shall be non-refundable and non-creditable against any other payments payable by PUBLICIDAD under this Agreement, except as provided in the next succeeding sentence. If and to the extent the total royalties on actual Net Revenues paid or payable by PUBLICIDAD with respect to any calendar year exceed US$250,000, any additional payment made by PUBLICIDAD under this Section 2.1.1(g) shall be creditable against such excess royalties.

     "                   (iii)     Notwithstanding the
     foregoing, in the event that any material default of PVI under this Agreement renders it impossible for PUBLICIDAD to generate Net Revenues in accordance with the terms of this Agreement, PUBLICIDAD shall so notify PVI, in writing. Commencing thirty (30) days after the date on which PVI receives any such notice, to the extent PVI has not remedied such default in a manner that makes it possible for PUBLICIDAD to generate Net Revenues once again, PUBLICIDAD's obligation to pay minimum royalties under this Section 2.1.1(g) shall be suspended, until PVI has so remedied such default. Furthermore, the aggregate minimum royalties payable by PUBLICIDAD with respect to any calendar year during which any such suspension occurs shall be adjusted appropriately, on a pro rata basis, to reflect the duration of such suspension.

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     "              (h)  In the event that PVI, from time to
     time, procures additional rights with respect to telecasts in the Territory, PVI shall offer PUBLICIDAD, in writing, the right to make electronic insertions into such telecasts in the Territory under this Agreement. Such offer shall be accompanied by PVI's proposed terms and conditions for such arrangement. Within the period of time specified in such offer (which shall be reasonable), PUBLICIDAD shall notify PVI whether PUBLICIDAD wishes to obtain such right and, if so, whether PUBLICIDAD accepts PVI's proposed terms and conditions. In the event that PUBLICIDAD wishes to obtain such right but does not accept PVI's proposed terms and conditions, the parties shall negotiate in good faith to attempt to agree upon mutually acceptable terms and conditions upon which PUBLICIDAD will obtain such right, provided that such agreement can be reached within a reasonable period of time. If, after such terms and conditions are agreed to, PUBLICIDAD or its Sub-Licensees or Users make any such insertions, PUBLICIDAD shall share with PVI the Net Revenues generated by such insertions, upon such terms and conditions. Any such payments shall be in addition to, and not in lieu of, the royalties on such Net Revenues payable by PUBLICIDAD pursuant to the preceding provisions of this Section 2.1.1.

     "              (i)  At any time during January 2001, and
     during every second January thereafter, either party (the "initiating party") may notify the other that such party wishes to re-negotiate the then current royalty rate applicable to the first royalty tier. Following delivery of any such notice the parties shall re-negotiate such royalty rate diligently and in good faith for a period of at least ninety (90) days. In the event that, at the end of such ninety-day period, the parties shall not have agreed upon a new royalty rate, the initiating party, upon further notice to the other party, may initiate an arbitration pursuant to Section 8.17 for the purpose of establishing such new royalty rate. Unless the parties otherwise agree, any new royalty rate established under this Section 2.1.1(i): (i) shall be effective retroactive to the date of the initiating party's notice requesting renegotiation; and (ii) shall be neither greater than twenty-five percent (25%) nor less than ten percent (10%). In the event of any adjustment of the first tier royalty rate under this Section 2.1.1(i), PUBLICIDAD's annual minimum royalty obligation under Section 2.1.1(g) automatically shall be adjusted (retroactive to the date of the initiating party's notice requesting renegotiation) in direct proportion to the increase or decrease in the first tier royalty rate."

     "              (j)   All references in this Agreement to
     "dollars" or "$" shall refer to U.S. Dollars. All royalties and payments payable under this Agreement shall be calculated, and all payments by PUBLICIDAD under this Agreement shall be made, in U.S. Dollars. For each quarter and each currency, payments due shall be calculated at the rate of exchange published in The Wall Street Journal, Eastern U.S. Edition, for the last business day of such quarter.

     "              (k)  During the period of time when
     PUBLICIDAD is obligated to pay royalties or other payments under this Agreement, and for two years thereafter: (i) PUBLICIDAD shall keep complete and accurate records pertaining to all Net Revenues in sufficient detail to permit PVI to confirm the accuracy of royalty and payment calculations under this Agreement;
     and (ii) at

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     the request of PVI, PUBLICIDAD shall permit PVI or an
     independent, certified public accountant appointed by PVI, at reasonable times during regular office hours and upon reasonable notice, to examine such records as may be necessary (A) to determine the correctness of any report or payment made under this Agreement, or (B) to obtain information as to the royalties and other payments payable for any period in the case of PUBLICIDAD's failure to report or pay pursuant to this Agreement. Results of any such examination shall be made available to both parties.

     "              (l)  PVI shall bear the full cost of the
     performance of any such audit, unless such audit discloses that the royalty and other payments actually made by PUBLICIDAD were less than 95% of the amount that should have been paid with respect to the period in question. In such case, PUBLICIDAD shall bear the full cost of the performance of such audit.

     "              (m)  In the event that PUBLICIDAD is
     required to withhold any tax to the tax or revenue authorities in any country in the Territory in connection with any payment to PVI due to the laws of such country, such amount shall be deducted from the royalty or other payment to be made by PUBLICIDAD, and PUBLICIDAD shall notify PVI and promptly furnish PVI with copies of any tax certificate or other documentation evidencing such withholding. Each party agrees to cooperate with the other party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect."

     1.3  Amendment of Section 2.1.4.

          (a)  In order to clarify the intent of the parties,
Section 2.1.4 of the License Agreement is hereby amended by adding the words "infringe upon or otherwise" immediately after the words "in any manner which would", in the second sentence.

          (b) In order to clarify the means by which international telecast revenue will be shared under the License Agreement,
Section 2.1.4 of the License Agreement is hereby amended by adding the words ", PVI and/or the relevant Copyright Controller (or similar such person)" immediately after the words "with the relevant Other Licensee(s)" in the third sentence.

     1.4 Clarification of Sections 2.2, 2.7. PVI agrees that, effective as of the date hereof, it shall diligently perform its obligations under Sections 2.2 and 2.7 of the License Agreement.
In addition, PVI's support obligations under Section 2.2 shall include the obligation to provide spare parts for the Systems, when reasonably available, at PUBLICIDAD's sole cost and expense.

     1.5 Amendment of Section 3.3.1. In order to provide for indemnification in lieu of insurance, Section 3.3.1 of the License Agreement is hereby amended by adding the following at the end thereof":

     "Upon PUBLICIDAD's request, PVI may, in its sole discretion, accept contractual indemnification from a third party(ies) acceptable to PVI in lieu of any insurance coverage otherwise required to be carried by any Sub-Licensee or User, in whole or in part."

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     1.6   New Section 3.3.6.  To reflect the Parties' additional
agreement, a new Section 3.3.6 is hereby added to the License
Agreement, to read in its entirety as follows:

     "         3.3.6     PUBLICIDAD covenants that, during the
     term of this Agreement, PUBLICIDAD shall not , without PVI's prior written consent, engage in any business other than the exploitation in the Territory of the Licensed Technology and related business activities."

     1.7 New Section 3.3.7. To reflect the Parties' additional agreement, a new Section 3.3.7 is hereby added to the License
Agreement, to read in its entirety as follows:

     "         3.3.7     PUBLICIDAD covenants that, during the
     term of this Agreement (except as permitted under this Agreement in the Licensed Territory) and for a period of one (1) year thereafter, PUBLICIDAD and its Affiliates shall not, without the consent of PVI (which shall not be unreasonably withheld or delayed), individually or collectively, directly or indirectly, in any capacity, way or manner, be or become interested in or associated with any person, firm or business that designs, markets or sells, anywhere in the world, products or services that directly compete with PVI's exploitation of the Licensed Technology, including products and services making use of the Licensed Technology then offered by PVI or which PVI has announced its plan or intention to offer. If the restrictions set forth in this Section
     3.3.7 shall be found to be unenforceable by reason of the extent, duration or scope thereof or otherwise, then the court or arbitrator, as the case may be, that makes such determination shall reduce such extent, duration, scope or other provisions of this Section 3.3.7 in order to render them enforceable, and such reduced restrictions shall then be enforceable in the manner contemplated in this Section 3.3.7. In the event of any material breach of the terms of this Section 3.3.7, PVI shall have the right to enforce the provisions hereof by seeking injunctive or other relief in any court, and neither this Agreement nor pursuit of injunctive relief in any court shall in any way limit the remedies at law or in equity otherwise available to PVI."

     1.8 Amendment of Section 3.4.1. To afford PVI flexibility in licensing the Licensed Technology to Other Licensees outside the Territory, Section 3.4.1 of the License Agreement is hereby amended, to read in its entirety as follows:

     "         3.4.1     PVI covenants that, in connection
     with every agreement that PVI enters into with any other person or entity regarding the licensing, sublicensing or other conferral of any rights upon such person or entity to exploit the Licensed Technology and the use of Systems anywhere else in the world outside the Territory, PVI shall make adequate and equitable provision or arrangement for the sharing with PUBLICIDAD and/or the relevant Sub-Licensee(s) of revenue generated by such person or entity in connection with electronic images, inserted via the Licensed Technology, that are seen in the Territory."

     1.9 Amendment of Section 7.1. To clarify the intention of the parties, Section 7.1 of the License Agreement is hereby amended, to read in its entirety as follows:

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     "    7.1  Term.  It is contemplated by the parties that
     the license granted by this Agreement is perpetual and shall remain in effect with respect to the Know-How after the expiration of the last to expire of the Licensed Patents necessary for the use, lease, sublicense or other transfer of rights to use the Products in the Territory. This Agreement shall commence as of the date of this Agreement and, unless sooner terminated as provided under this Article 7, shall terminate only upon the mutual agreement of the parties."

     1.10 Amendment of Section 7.5. To provide for certain of the new or amended Sections of the License Agreement to survive termination of the License Agreement, Section 7.5 of the License
Agreement is hereby amended, to read in its entirety as follows:

     "    7.5  SURVIVING RIGHTS.  Termination of this
     Agreement shall not affect the obligations of any party that shall have accrued as of the time of such termination. Further, the parties' obligations under Articles 5 and 6 and Sections 2.1.1(f)-(m), 2.4, 2.5, 3.3.2, 3.3.7, 4.2, 7.4, 8.3, 8.4, 8.12, 8.13 and 8.17
     shall survive any termination of this Agreement."

     1.11 New Section 8.17. To provide for the use of arbitration in the event of a dispute between the Parties, a new Section 8.17 is hereby added to the License Agreement, to read in its entirety as follows:

     "    8.17 ARBITRATION.  Any dispute arising out of or
     relating to any provisions of this Agreement, or the parties' performance of their respective obligations hereunder, that cannot be resolved by the parties shall be settled by means of binding arbitration under the then current commercial arbitration rules of the American Arbitration Association, which shall be conducted by a panel of three (3) arbitrators appointed in accordance with such rules. Any such arbitration shall be designed to conclude within four (4) months of the commencement thereof, shall be held at a mutually agreeable location (or, if the parties cannot agree, in New York City) and shall be conducted in the English language. Notwithstanding any other provision of this Agreement, in connection with any arbitration concerning Section 2.1.1(i), the arbitration panel shall have no authority to make any determination regarding the existence of an event of default or whether this Agreement may be terminated. All of the reasonable fees and expenses associated with any such arbitration incurred by both parties shall be borne by the party that does not prevail in such arbitration, as determined by the arbitrators."


2.   MISCELLANEOUS.

     2.1 Effective Date. This Amendment Agreement shall be effective as of the date hereof.

     2.2 Capitalized Terms. All capitalized terms not otherwise defined in this Amendment Agreement shall have the respective meanings assigned thereto in the License Agreement.

     2.3 Limited Waiver. Each party (a "waiving party") hereby waives its rights with respect to any Event of Default, Material
Event of Default or other breach under the Agreement

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of the other party that the waiving party either has knowledge of, or has reason to have knowledge of, as of the date of this Amendment Agreement; provided, however, that no waiver of any previous Event of Default, Material Event of Default or other breach under this Section 2.3 shall be, or shall be construed as, a waiver thereof for the future or of any subsequent occurrence thereof.

     2.4 Continuing Effect of License Agreement. Except as amended herein, in all other respects the License Agreement shall remain in full force and effect and be unaffected by this Amendment Agreement.

                            * * *

PAGE
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     IN WITNESS WHEREOF, each of the Parties has caused this
Amendment Agreement to be executed on March 3, 1999 to be effective as of the date first written above.

                                   PRINCETON VIDEO IMAGE, INC.


                                   By: /s/ Lawrence Epstein
                                       -----------------------
                                   Name: Lawrence Epstein
                                         ---------------------
                                   Title: VP/CFO
                                          --------------------


                                   PUBLICIDAD VIRTUAL, S.A. DE C.V.


                                   By: /s/ Eduardo Sitt
                                       -----------------------
                                   Name: Eduardo Sitt
                                         ---------------------
                                   Title: President
                                          --------------------